_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2024, Capital One Financial Corporation (“Capital One,” the “Company,” “we,” “us,” and “our”) had seven classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock; our Depositary Shares, Each Representing a 1/40th Interest in a Share of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series I; our Depositary Shares, Each Representing a 1/40th Interest in a Share of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series J; our Depositary Shares, Each Representing a 1/40th Interest in a Share of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series K; our Depositary Shares, Each Representing a 1/40th Interest in a Share of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series L; our Depositary Shares, Each Representing a 1/40th Interest in a Share of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series N; and our 1.650% Senior Notes due 2029. References in this exhibit to “Capital One,” the “Company,” “we,” “us,” and “our” are solely to Capital One Financial Corporation and not to any of its subsidiaries, unless the context requires otherwise.
DESCRIPTION OF COMMON STOCK
The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Restated Certificate of Incorporation, dated July 26, 2023 (the “Restated Certificate of Incorporation”), and Amended and Restated Bylaws, dated September 23, 2021 (our “Amended and Restated Bylaws”), each of which has been incorporated by reference as an exhibit to the Annual Report on Form 10-K for which this Exhibit 4.3 is a part. We encourage you to read our Restated Certificate of Incorporation and Amended and Restated Bylaws for additional information.
The Company is authorized to issue 1,000,000,000 shares of common stock, par value $.01 per share (the “common stock”). The common stock is listed on the New York Stock Exchange under the symbol “COF.” All outstanding shares of common stock are and will be fully paid and nonassessable.
Voting and Other Rights
Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Except as otherwise provided by law, the Restated Certificate of Incorporation or the Amended and Restated Bylaws, a majority of the votes cast is required for all actions to be taken by stockholders. Directors in uncontested elections shall be elected by a majority of votes cast; however, in contested elections, a plurality standard shall apply. Stockholders do not have cumulative voting rights in the election of directors, which means that the holders of a majority of the votes cast in an election of directors can elect all of the directors. Shares of common stock also do not have any preemptive, subscription, redemption, sinking fund or conversion rights.
The foregoing rights may be subject to voting and other rights that we may grant from time to time to the holders of other classes of our securities.
Distribution
To the extent outstanding preferred stock provides for a dividend preference, any dividends payable on our common stock are subject to such preference. Dividends must be declared by our board of directors (the “Board”) out of

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

legally available funds. If we liquidate, dissolve or wind up our affairs, common stockholders are entitled to share proportionately in the assets available for distribution to common stockholders.
Anti-Takeover Provisions of the Restated Certificate of Incorporation and Amended and Restated Bylaws
Certain provisions in our Restated Certificate of Incorporation and Amended and Restated Bylaws could make more difficult or discourage a tender offer, proxy contest or other takeover attempt that is opposed by the Board but which might be favored by the stockholders. Certain provisions are summarized below.
Board of Directors. Our Restated Certificate of Incorporation and Amended and Restated Bylaws provide that, other than directors elected by any series of preferred stock, directors will be elected annually to one-year terms in office.
Number of Directors; Removal; Filling Vacancies. Our Amended and Restated Bylaws provide that our Board must consist of between three and seventeen directors, and vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum remains in office, unless the Board determines otherwise. Therefore, unless the Amended and Restated Bylaws are further amended (or the Board determines otherwise), the Board could prevent any stockholder from enlarging the Board and filling the new directorships with the stockholder’s own nominees.
Under Delaware law and our Restated Certificate of Incorporation, directors may be removed for or without cause. Our Restated Certificate of Incorporation also provides that directors may only be removed, whether for or without cause, upon the affirmative vote of holders of at least a majority of the voting power of the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.
Blank Check Preferred. Our Board is authorized, without stockholder approval, to create and provide for the issuance of up to an aggregate of 50,000,000 shares of preferred stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions on the shares of each such series.
The authority to designate preferred stock may be used to issue a series of preferred stock, or rights to acquire preferred stock, that could dilute the interest of, or impair the voting power of, holders of the common stock, or be used as a method of determining, delaying or preventing a change of control.
Stockholder Action by Written Consent; Special Meetings. Stockholder action can be taken only at an annual or special meeting of stockholders or by written consent in accordance with the applicable provisions set forth in our Restated Certificate of Incorporation and Amended and Restated Bylaws. Under circumstances described in our Restated Certificate of Incorporation and Amended and Restated Bylaws, special meetings of stockholders can be called by the Chair of the Board or by the Board pursuant to a resolution adopted by a majority of the authorized number of directors. Under our Restated Certificate of Incorporation, stockholders have the right to request that the Company call a special meeting of stockholders or to request that stockholder action be taken by written consent in lieu of a meeting, provided in each case that the requesting stockholders own 25% or more of the then-outstanding shares of stock entitled to vote on the matters proposed to be brought before the special meeting or the actions proposed to be taken by written consent, as applicable, and satisfy certain requirements set forth in our Restated Certificate of Incorporation and Amended and Restated Bylaws. These requirements include a “net long” definition of stock ownership for purposes of determining whether stockholders requesting a special meeting or action by written consent satisfy the 25% ownership threshold, so that only stockholders with full and continuing economic interest and voting rights in our stock can request a special meeting or action by written consent. In addition, our Amended and Restated Bylaws set forth certain procedural requirements that the Board believes are appropriate to avoid duplicative or unnecessary special meetings or actions by written consent. Moreover, any special meeting of

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

stockholders is limited to the business in the notice of the special meeting sent to the stockholders before the meeting, including any business stated in a valid special meeting request (in the case of a stockholder-requested special meeting).
The ability to take stockholder action by written consent or to request special meetings may be precluded if stockholders fail to satisfy the requirements in our Restated Certificate of Incorporation and Amended and Restated Bylaws. You should refer to these documents for more information about the requirements.
Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals. Only people who are nominated by, or at the direction of, the Board, or by a stockholder who has given proper written notice prior to a meeting at which directors are to be elected, will be eligible for election as directors. Business conducted at an annual meeting is limited to the business brought before the meeting by, or at the direction of, the Chair of the Board, the Board or a stockholder who has given proper notice. A stockholder’s notice to us proposing to nominate a person for election as a director must contain certain information described in the Amended and Restated Bylaws and be submitted in compliance with the time frames specified in the Amended and Restated Bylaws.
You should refer to our Amended and Restated Bylaws for more information, including the process and timing requirements for a stockholder notice.
Some of the effects of the provisions described above and in the Amended and Restated Bylaws include:
●the Board will have a longer period to consider the qualifications of the proposed nominees or the substance of other business proposed to be brought before an annual meeting and, if deemed necessary or desirable, to inform stockholders about the Board’s views on these matters;
●there will be an orderly procedure for conducting annual meetings of stockholders and informing stockholders, prior to the meetings, of any nominations or other business proposed to be conducted at the meetings, including any Board recommendations; and
●contests for the election of directors or the consideration of stockholder proposals will be precluded if the procedures are not followed. Third parties may therefore be discouraged from conducting a solicitation of proxies to elect their own slate of directors or to approve their own proposal.
Business Combinations. Under our Restated Certificate of Incorporation, certain mergers, share exchanges or sales of our assets with or to interested stockholders, as defined below, must be approved by the affirmative vote of the holders of at least a majority of the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, including a majority of such stock not owned directly or indirectly by any interested stockholder or any affiliate of any interested stockholder. Our Restated Certificate of Incorporation requires this affirmative vote even if no vote is required, or a lesser percentage is specified, by law or any national securities exchange or otherwise. This majority affirmative vote is not required in two situations (and a business combination shall require only the vote required by law or any other applicable provision of our Restated Certificate of Incorporation). First, it is not required if the business combination has been approved by a majority of uninterested, continuing directors. Second, it is not required if certain price and procedure requirements designed to ensure that our stockholders receive a “fair price” for their common stock are satisfied. Our Restated Certificate of Incorporation defines an interested stockholder as any person, other than us or any of our subsidiaries, who or which:
●itself or along with its affiliates beneficially owns, directly or indirectly, more than 5% of the then-outstanding shares of stock entitled to vote generally in the election of directors;
●is an affiliate of the Company and at any time within the two-year period immediately prior to the date in question itself or along with its affiliates beneficially owned, directly or indirectly, 5% or more of the then-outstanding shares of stock entitled to vote generally in the election of directors; or

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

●owns any shares of the then-outstanding shares of stock entitled to vote generally in the election of directors which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested stockholder, if the transfer of ownership occurred in the course of a non-public transaction or series of non-public transactions.
Liability of Directors; Indemnification. A director generally will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director. A director may be held liable, however, for the following:
●any breach of the director’s duty of loyalty to us or our stockholders;
●acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
●paying a dividend or approving a stock repurchase in violation of Delaware law; or
●any transaction from which the director derived an improper personal benefit.
The Company indemnifies and advances expenses to our officers and directors in connection with legal proceedings to the fullest extent of the law. The Company may agree with any person to provide an indemnification greater than or different from the indemnification provided by the Restated Certificate of Incorporation or the Amended and Restated Bylaws.
Amendments. The Restated Certificate of Incorporation may be amended with a majority vote of the stockholders. The Restated Certificate of Incorporation provides that amendments to the Restated Certificate of Incorporation and the Amended and Restated Bylaws can be approved by a majority vote of the then-outstanding shares of stock entitled to vote generally in the election of directors. The Restated Certificate of Incorporation includes a majority voting provision that applies to the amendment or repeal of, or the adoption of any provision inconsistent with, the provisions of the Restated Certificate of Incorporation related to business combinations, which can only be amended with an affirmative vote of the holders of at least a majority of the then-outstanding shares of stock entitled to vote generally in the election of directors, including the affirmative vote of the holders of a majority of the then-outstanding shares of such stock not owned directly or indirectly by any interested stockholder or any affiliate of any interested stockholder. The Amended and Restated Bylaws generally may be amended by the Board or by the stockholders; provided that in the case of amendments by the stockholders the affirmative vote of at least a majority of the then-outstanding shares of stock entitled to vote generally in the election of directors is required. These vote requirements may have the effect of preventing a stockholder with less than a majority of the common stock from circumventing the requirements of the Amended and Restated Bylaws or a stockholder with only a majority of the common stock from circumventing certain provisions of the Restated Certificate of Incorporation by simply amending or repealing them.
Anti-Takeover Legislation
We have elected not to be subject to the provisions of Section 203 of the Delaware General Corporation Law. This provision generally states that, subject to some exceptions, a corporation cannot engage in any business combination with any “interested stockholder” for three years after the time that the stockholder became an interested stockholder unless the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66-2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder. Delaware law defines an interested stockholder to include any person, and its affiliates and associates, that owns 15% or more of the outstanding voting stock of the corporation, or that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date. Business combinations are discussed more fully above.

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

Exclusive Forum
Our Amended and Restated Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, the sole and exclusive forum for any stockholder (including any beneficial owner) to bring internal corporate claims (as defined below) shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). For purposes of this provision, “internal corporate claims” means claims, including claims in the right of the Company: (a) that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or (b) as to which the Delaware General Corporation Law confers jurisdiction upon the Delaware Court of Chancery.

DESCRIPTION OF PREFERRED STOCK AND DEPOSITARY SHARES
The following is a description of the particular terms of our Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series I (the “Series I Preferred Stock”); our Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series J (the “Series J Preferred Stock”); our Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series K (the “Series K Preferred Stock”); our Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series L (the “Series L Preferred Stock”); and our Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series N (the “Series N Preferred Stock” and, together with the Series I Preferred Stock, the Series J Preferred Stock, the Series K Preferred Stock and the Series L Preferred Stock, the “Preferred Stock”). Additionally, we have issued Depositary Shares, each representing a 1/40th Interest in a Share of Series I Preferred Stock (the “Series I Depositary Shares”); Depositary Shares, each representing a 1/40th Interest in a Share of Series J Preferred Stock (the “Series J Depositary Shares”); Depositary Shares, each representing a 1/40th Interest in a Share of Series K Preferred Stock (the “Series K Depositary Shares”); Depositary Shares, each representing a 1/40th Interest in a Share of Series L Preferred Stock (the “Series L Depositary Shares”); and Depositary Shares, each representing a 1/40th Interest in a Share of Series N Preferred Stock (the “Series N Depositary Shares” and, together with the Series I Depositary Shares, the Series J Depositary Shares, the Series K Depositary Shares and the Series L Depositary Shares, the “Depositary Shares”).
The following description is subject to and qualified in its entirety by reference to the Certificate of Designations relating to each series of Preferred Stock (each a “Certificate of Designations” and collectively the “Certificates of Designations”) and each deposit agreement among us, Computershare Trust Company, N.A., acting as depositary (the “depositary”), Computershare Inc. and the holders from time to time of the depositary receipts evidencing the Depositary Shares (each a “Deposit Agreement” and collectively the “Deposit Agreements”) and where this description is inconsistent with the description of the Preferred Stock contained in the applicable Certificate of Designations or the description of the Depositary Shares contained in the applicable Deposit Agreement, the applicable Certificate of Designations or Deposit Agreement will control. A copy of our Restated Certificate of Incorporation and each Certificate of Designations are incorporated by reference as exhibits to the Annual Report on Form 10-K for which this Exhibit 4.3 is a part. The Deposit Agreement relating to the Series I Depositary Shares has been filed with the SEC as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on September 11, 2019; the Deposit Agreement relating to the Series J Depositary Shares has been filed with the SEC as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on January 31, 2020; the Deposit Agreement relating to the Series K Depositary Shares has been filed with the SEC as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on September 17, 2020; the Deposit Agreement relating to the Series L Depositary Shares has been filed with the SEC as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on May 4, 2021; and the Deposit Agreement relating to the Series N Depositary Shares has been filed with the SEC as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on July 29, 2021. We encourage you to read such documents for additional information.

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

The Company is authorized to issue 50,000,000 shares of preferred stock, par value $.01 per share. As of December 31, 2024, 60,000,000 Series I Depositary Shares were issued and outstanding, representing 1,500,000 shares of Series I Preferred Stock; 50,000,000 Series J Depositary Shares were issued and outstanding, representing 1,250,000 shares of Series J Preferred Stock; 5,000,000 Series K Depositary Shares were issued and outstanding, representing 125,000 shares of Series K Preferred Stock; 27,000,000 Series L Depositary Shares were issued and outstanding, representing 675,000 shares of Series L Preferred Stock; and 17,000,000 Series N Depositary Shares were issued and outstanding, representing 425,000 shares of Series N Preferred Stock.
Preferred Stock
General
Each series of the Preferred Stock is a single series of our authorized preferred stock. Shares of the Preferred Stock are fully paid and nonassessable. The depositary is the sole holder of shares of the Preferred Stock. The holders of Depositary Shares are required to exercise their proportional rights in the Preferred Stock through the depositary, as described herein.
Shares of a series of Preferred Stock rank senior to our common stock, equally with each other series of Preferred Stock, and at least equally with each other series of preferred stock we may issue if provided for in the certificate of designations relating to such preferred stock or otherwise (except for any senior stock that may be issued with the requisite consent of the holders of the Preferred Stock and all other parity stock, if any), with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up. See “Other Preferred Stock” below. In addition, we will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (after satisfaction of all claims for indebtedness and other non-equity claims). Further, the Preferred Stock may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the Orderly Liquidation Authority of the Dodd-Frank Act.
The Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of Capital One. The Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of Capital One to redeem or repurchase the Preferred Stock.
We reserve the right to re-open any series of Preferred Stock and issue additional shares of such series of Preferred Stock either through public or private sales at any time and from time to time. The additional shares would form a single series with the Preferred Stock of such series already outstanding. In addition, we may from time to time, without notice to or consent of holders of the Preferred Stock or the Depositary Shares, issue additional shares of preferred stock that rank equally with or junior to the Preferred Stock.
Dividends
General
Dividends on the Preferred Stock are not cumulative. If our Board or a duly authorized committee of the Board does not declare a dividend on a series of Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date, or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our Board or a duly authorized committee of our Board declares a dividend on the Preferred Stock for any future dividend

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

period. A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date.
Holders of Preferred Stock of a series are entitled to receive, when, as, and if declared by our Board or a duly authorized committee of the Board, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends based on the liquidation preference of such Preferred Stock at a rate equal to the applicable percentage per annum set forth herein for each quarterly dividend period from the original issue date of the related Depositary Shares through the redemption date of such Preferred Stock, if any. In the event that we issue additional shares of a series of Preferred Stock after the original issue date, dividends on such shares will accrue from the original issue date of such additional shares.
If declared by our Board or a duly authorized committee of our Board, we will pay dividends (i) on the outstanding Series I Preferred Stock, when, as, and if declared by the Board at a rate of 5.000% per annum; (ii) on the outstanding Series J Preferred Stock, when, as, and if declared by the Board at a rate of 4.800% per annum; (iii) on the outstanding Series K Preferred Stock, when, as, and if declared by the Board at a rate of 4.625% per annum; (iv) on the outstanding Series L Preferred Stock, when, as, and if declared by the Board at a rate of 4.375% per annum; and (v) on the outstanding Series N Preferred Stock, when, as, and if declared by the Board at a rate of 4.250% per annum. Dividends on the Preferred Stock are payable quarterly in arrears, on March 1, June 1, September 1 and December 1 of each year (each such date, a “dividend payment date”). If any date on which dividends would otherwise be payable is not a business day, then the dividend payment date will be the next business day without any adjustment to the amount of dividends paid. A business day means any weekday that is not a legal holiday in New York, New York, and is not a day on which banking institutions in New York, New York, are closed.
Dividends are payable to holders of record of Preferred Stock as they appear on our stock register on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, not exceeding 30 days before the applicable payment date, as shall be fixed by our Board or a duly authorized committee of our Board. The corresponding record dates for the Depositary Shares are the same as the record dates for the Preferred Stock.
A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date. Dividends payable on each series of Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation are rounded to the nearest cent, with one-half cent being rounded upward. Dividends on a series of Preferred Stock will cease to accrue on the redemption date, if any, as described below under “Redemption,” unless we default in the payment of the redemption price of the shares of the Preferred Stock called for redemption.
The Company’s ability to pay dividends on the Preferred Stock depends on the ability of our subsidiaries, including Capital One, National Association (“CONA”), to pay dividends to the Company. The ability of the Company and CONA to pay dividends in the future is subject to bank regulatory requirements and capital guidelines and policies established by the Federal Reserve Board and the Office of the Comptroller of the Currency.
So long as any share of Preferred Stock of a series remains outstanding, (1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan), (2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of one share of junior stock for or into another share of junior stock, (iii) through the use of the proceeds

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of our broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in junior stock in the ordinary course of business, (viii) purchases by any of our broker-dealer subsidiaries of our capital stock for resale pursuant to an offering by us of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by us or any of our subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us) and (3) no shares of parity stock, if any, shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, during a dividend period (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Preferred Stock of such series and such parity stock, if any, (ii) as a result of a reclassification of parity stock for or into other parity stock, (iii) the exchange or conversion of parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of our broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in parity stock in the ordinary course of business, (viii) purchases by any of our broker-dealer subsidiaries of our capital stock for resale pursuant to an offering by us of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by us or any of our subsidiaries of record ownership in parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us) unless, in each case, the full dividends for the preceding dividend period on all outstanding shares of Preferred Stock of such series have been paid in full or declared and a sum sufficient for the payment thereof has been set aside for payment.
We will not declare or pay or set apart funds for the payment of dividends on any securities which rank equally with the Preferred Stock of a series, if any, unless we have paid or set apart funds for the payment of dividends on such Preferred Stock. When dividends are not paid in full upon the shares of such Preferred Stock and parity stock, if any, all dividends declared upon shares of such Preferred Stock and parity stock, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on such Preferred Stock, and accrued dividends, including any accumulations, if any, on parity stock, if any, bear to each other.
As used in this exhibit, “junior stock” means our common stock and any other class or series of stock of Capital One hereafter authorized over which Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of Capital One.
As used in this exhibit, “parity stock” means any other class or series of stock of Capital One that ranks on a parity with the Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of Capital One. Each series of Preferred Stock ranks on a parity with each other series of Preferred Stock.

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

As used in this exhibit, “senior stock” means any other class or series of stock of Capital One ranking senior to the Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Capital One.
Subject to the considerations described above, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by our Board or a duly authorized committee of the Board, may be declared and paid on our common stock and any other stock ranking equally with or junior to the Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Preferred Stock shall not be entitled to participate in any such dividend.
Dividends on the Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.
Redemption
Optional Redemption
The Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. We may redeem each series of Preferred Stock at our option, in whole or in part, from time to time, on any dividend payment date on or after (i) December 1, 2024, with respect to the Series I Preferred Stock, (ii) June 1, 2025, with respect to the Series J Preferred Stock, (iii) December 1, 2025, with respect to the Series K Preferred Stock, (iv) September 1, 2026, with respect to the Series L Preferred Stock, and (v) September 1, 2026, with respect to the Series N Preferred Stock in each case at a redemption price equal to $1,000 per share (equivalent to $25 per Depositary Share), plus any declared and unpaid dividends. Neither the holders of a series of Preferred Stock nor holders of the related Depositary Shares will have the right to require the redemption or repurchase of such Preferred Stock.
Redemption Following a Regulatory Capital Treatment Event
We may redeem shares of a series of Preferred Stock at any time within 90 days following a regulatory capital treatment event, in whole but not in part, at a redemption price equal to $1,000 per share (equivalent to $25 per Depositary Share), plus any declared and unpaid dividends on the shares of such Preferred Stock called for redemption up to the redemption date. A “regulatory capital treatment event” means the good faith determination by Capital One that, as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of such Preferred Stock; (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of such Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of such Preferred Stock, there is more than an insubstantial risk that Capital One will not be entitled to treat the full liquidation value of the shares of such Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines of Federal Reserve Regulation Y (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking regulator or agency), as then in effect and applicable, for as long as any share of such Preferred Stock is outstanding. Dividends will cease to accrue on those shares on the redemption date. Redemption of a series of Preferred Stock is subject to our receipt of any required prior approvals from the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines of the Federal Reserve applicable to the redemption of the Preferred Stock.
Redemption Procedures

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

If shares of a series of Preferred Stock are to be redeemed, the notice of redemption shall be sent to the holders of record of such Preferred Stock to be redeemed, sent (i) not less than 30 days nor more than 60 days (in the case of the Series L Preferred Stock, and the Series N Preferred Stock) or (ii) not less than 15 days nor more than 60 days (in the case of the Series I Preferred Stock, the Series J Preferred Stock, and the Series K Preferred Stock), prior to the date fixed for redemption thereof (provided that, if the Depositary Shares representing such Preferred Stock are held in book-entry form through DTC, we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:
●the redemption date;
●the number of shares of such Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of such Preferred Stock to be redeemed from the holder;
●the redemption price; and
●the place or places where the certificates evidencing shares of such Preferred Stock are to be surrendered for payment of the redemption price.
On and after the redemption date, dividends will cease to accrue on shares of such Preferred Stock, and such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, including rights described under “Voting Rights," except the right to receive the redemption price plus any declared and unpaid dividends. See “Description of Depositary Shares” for information about redemption of the Depositary Shares relating to the Preferred Stock.
In case of any redemption of only part of the shares of a series of Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot. Subject to the provisions hereof, our Board shall have full power and authority to prescribe the terms and conditions upon which shares of such series of Preferred Stock shall be redeemed from time to time.
Under the Federal Reserve’s current risk-based capital guidelines applicable to bank holding companies, any redemption of a series of Preferred Stock is subject to prior approval by the Federal Reserve. Any redemption of a series of Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to redemption of such series of Preferred Stock.
Neither the holders of a series of Preferred Stock nor the holders of the related Depositary Shares have the right to require the redemption or repurchase of such Preferred Stock.
Liquidation Rights
In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock are entitled to receive a liquidating distribution of $1,000 per share (equivalent to $25 per Depositary Share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Preferred Stock. Holders of the Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution. In any such distribution, if the assets of Capital One are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of the Preferred Stock and all holders of parity stock, if any, as to such distribution with the Preferred Stock, the amounts paid to the holders of Preferred Stock and parity stock, if any, will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Preferred Stock and parity stock, if any, the holders of our junior

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

stock shall be entitled to receive all remaining assets of Capital One according to their respective rights and preferences.
In addition, we will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of lawfully available assets for such payment (after satisfaction of all claims for indebtedness and other non-equity claims). Further, the Preferred Stock may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the Orderly Liquidation Authority of the Dodd-Frank Act.
For purposes of this section, the merger or consolidation of Capital One with any other entity, including a merger or consolidation in which the holders of Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of Capital One for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of Capital One.
Because we are a holding company, our rights and the rights of our creditors and our shareholders, including the holders of the Preferred Stock, to participate in the assets of any of our subsidiaries, including CONA upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.
Voting Rights
Except as provided below, the holders of the Preferred Stock will have no voting rights.
Right to Elect Two Directors upon Nonpayment
If we fail to pay, or declare and set apart for payment, dividends on outstanding shares of a series of Preferred Stock for six quarterly dividend periods, whether or not consecutive, the number of directors on the Board shall be increased by two at our first annual meeting of the shareholders held thereafter, and at such meeting and at each subsequent annual meeting until continuous noncumulative dividends for at least one year on all outstanding shares of such Preferred Stock entitled thereto shall have been paid, or declared and set apart for payment, in full, the holders of shares of such Preferred Stock shall have the right, voting separately as a class together with holders of any other equally ranked series of preferred stock that have similar voting rights, if any, to elect such two additional members of our Board to hold office for a term of one year; provided that our Board shall at no time include more than two additional directors elected by holders of shares of all series of the Preferred Stock and any other equally ranked series of preferred stock having similar voting rights, if any, voting together as one class. Upon such payment, or such declaration and setting apart for payment, in full, the terms of the two additional directors so elected shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of shares of Preferred Stock shall cease, subject to increase in the number of directors as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly dividend periods, whether or not consecutive, as described above.
In addition, if and when the rights of holders of Preferred Stock terminate for any reason, including under circumstances described above under “Redemption,” such voting rights shall terminate along with the other rights (except, if applicable, the right to receive the redemption price plus any declared and unpaid dividends), and the terms of any additional directors elected by the holders of Preferred Stock and any other equally ranked series of preferred stock having similar voting rights, if any, shall terminate automatically and the number of directors reduced by two, assuming that the rights of holders of such equally ranked series of preferred stock have similarly terminated.

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock are or become entitled to vote separately for the election of directors as a class, such series, along with any other holders of stock that are entitled to vote for the election of directors with that series, will be deemed a class of voting securities. A company holding 25% or more of that class, or less if it otherwise exercises a “controlling influence” over us, will be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). In addition, at the time the series is deemed a class of voting securities, any other bank holding company or systemically significant nonbank financial company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that class. Any other person (other than a bank holding company or systemically significant nonbank financial company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that class.
Other Voting Rights
So long as any shares of Preferred Stock of a series remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of such Preferred Stock, voting separately as a class, shall be required to:
●authorize or increase the authorized amount of, or issue shares of, any class or series of senior stock, or issue any obligation or security convertible into or evidencing the right to purchase any such shares;
●amend the provisions of our Restated Certificate of Incorporation so as to adversely affect the powers, preferences, privileges or rights of such Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued preferred stock or authorized common stock or preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with or junior to such Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon liquidation, dissolution or winding up of Capital One will not be deemed to adversely affect the powers, preferences, privileges or rights of such Preferred Stock; or
●consummate a binding share-exchange or reclassification involving such Preferred Stock, or a merger or our consolidation with or into another entity unless (i) the shares of such Preferred Stock remain outstanding or are converted into or exchanged for preference securities of the new surviving entity and (ii) the shares of the remaining Preferred Stock of such series or new preferred securities have terms that are not materially less favorable than such Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such Preferred Stock shall have been redeemed.

Voting Rights under Delaware Law
Delaware law provides that the holders of Preferred Stock will have the right to vote separately as a class on any amendment to our Restated Certificate of Incorporation that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely. If any such proposed amendment would alter or change the powers, preferences or special rights of one or more series of Preferred Stock so as to affect them adversely, but would not so affect the entire class of preferred stock, only the shares of the series so affected shall be considered a separate class for purposes of this vote on the amendment. This right is in addition to any voting rights that may be provided for in our Restated Certificate of Incorporation.

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

Other Preferred Stock
Our Restated Certificate of Incorporation authorizes our Board to create and provide for the issuance of one or more series of preferred stock, par value $.01 per share, without the approval of our stockholders. Our Board can also determine the terms, including the designations, powers, preferences and rights (including conversion, voting and other rights) and the qualifications, limitations or restrictions, of any preferred stock. Currently, 50,000,000 shares of our capital stock are classified as preferred stock under our Restated Certificate of Incorporation. As of December 31, 2024, in addition to the Preferred Stock, we have issued and outstanding 1,000,000 shares of Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series M, which series ranks on a parity with the Preferred Stock.
Depositary
Computershare Trust Company, N.A is the depositary for the Preferred Stock. We may, in our sole discretion, remove the depositary in accordance with the agreement between us and the depositary; provided that we will appoint a successor depositary who will accept such appointment prior to the effectiveness of its removal.
Preemptive and Conversion Rights
The holders of the Preferred Stock do not have any preemptive or conversion rights.
Depositary Shares
General
The Depositary Shares represent proportional fractional interests in shares of the applicable series of Preferred Stock. Each Depositary Share represents a 1/40th interest in a share of the applicable series of Preferred Stock, and is evidenced by depositary receipts. We have deposited the underlying shares of the Preferred Stock with the depositary pursuant to the Deposit Agreements. Subject to the terms of the Deposit Agreements, each holder of a Depositary Share is entitled, through the depositary, in proportion to the applicable fraction of a share of Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).
In this exhibit, references to “holders” of Depositary Shares mean those who own Depositary Shares registered in their own names on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in Depositary Shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in the section entitled “Book-Entry Procedures and Settlement” below.
Following the issuance of each series of the Preferred Stock, we deposited the Preferred Stock with the depositary, which then issued the Depositary Shares.
Dividends and Other Distributions
Each dividend payable on a Depositary Share will be in an amount equal to 1/40th of the dividend declared and payable on the related share of the Preferred Stock.
The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Preferred Stock to the record holders of Depositary Shares relating to the underlying Preferred Stock in proportion to the number of Depositary Shares held by the holders. If Capital One makes a distribution other than in cash, the

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

depositary will distribute any property received by it to the record holders of Depositary Shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the Depositary Shares.
Record dates for the payment of dividends and other matters relating to the Depositary Shares will be the same as the corresponding record dates for each series of Preferred Stock.
The amounts distributed to holders of Depositary Shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any Depositary Shares or the shares of the Preferred Stock until such taxes or other governmental charges are paid.
Redemption of Depositary Shares
If we redeem a series of Preferred Stock represented by Depositary Shares, the related Depositary Share will be redeemed from the proceeds received by the depositary resulting from the redemption of such Preferred Stock held by the depositary. The redemption price per Depositary Share is expected to be equal to 1/40th of the redemption price per share payable with respect to such Preferred Stock (or $25 per Depositary Share), plus any declared and unpaid dividends.
Whenever we redeem shares of a series of Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of Depositary Shares representing shares of Preferred Stock so redeemed. If fewer than all of the outstanding Depositary Shares of a series are redeemed, the depositary will select the Depositary Shares of such series to be redeemed pro rata or by lot. The depositary will send notice of redemption to record holders of such Depositary Shares (i) not less than 30 days nor more than 60 days (in the case of the Series L Depositary Shares, and the Series N Depositary Shares) or (ii) not less than 15 days nor more than 60 days (in the case of the Series I Depositary Shares, the Series J Depositary Shares, and the Series K Depositary Shares), prior to the date fixed for redemption of such Preferred Stock and the related Depositary Shares.
Voting the Preferred Stock
Because each Depositary Share represents a 1/40th interest in a share of the applicable series of Preferred Stock, holders of depositary receipts will be entitled to 1/40th of a vote per Depositary Share under those limited circumstances in which holders of the Preferred Stock are entitled to a vote.
When the depositary receives notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the depositary will send the information contained in the notice to the record holders of the Depositary Shares relating to the Preferred Stock. Each record holder of the Depositary Shares on the record date, which will be the same date as the record date for the Preferred Stock, may instruct the depositary to vote the amount of the Preferred Stock represented by the holder’s Depositary Shares. To the extent possible, the depositary will vote the amount of the Preferred Stock represented by Depositary Shares in accordance with the instructions it receives. We have agreed to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any Depositary Shares representing Preferred Stock, it will not vote the amount of Preferred Stock represented by such Depositary Shares.
Depositary

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

Computershare Trust Company, N.A is the depositary for the Depositary Shares. We may, in our sole discretion, remove the depositary in accordance with the agreement between us and the depositary; provided that we will appoint a successor depositary who will accept such appointment prior to the effectiveness of its removal.
Form of Preferred Stock and Depositary Shares
The Depositary Shares have been issued in book-entry form through DTC, as described in “Book-Entry Procedures and Settlement” below. The Preferred Stock has been issued in registered form to the depositary.
Listing of Depositary Shares
The Depositary Shares are listed on the New York Stock Exchange under the following symbols:
Series I Depositary Shares: “COFPRI”
Series J Depositary Shares: “COFPRJ”
Series K Depositary Shares: “COFPRK”
Series L Depositary Shares: “COFPRL”
Series N Depositary Shares: “COFPRN”
Book-Entry Procedures and Settlement
We have issued the Depositary Shares under a book-entry system in the form of global depositary receipts. We have registered the global depositary receipts in the name of a nominee for The Depository Trust Company (“DTC”). The global depositary receipts have been deposited with the depositary.
DTC is the only registered holder of the depositary receipts representing the Depositary Shares and is considered the sole owner of the depositary receipts for purposes of the applicable Deposit Agreement.
Global depositary receipts may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global depositary receipts may be held through the Euroclear system (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), each as indirect participants in DTC. Transfers of beneficial interests in the global depositary receipts are subject to the applicable rules and procedures of DTC and its direct and indirect participants, including, if applicable, those of Euroclear and Clearstream, which may change from time to time.
Direct participants in DTC’s system include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to DTC’s system also is available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which we collectively call indirect participants. Persons that are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants. The rules applicable to DTC and its participants are on file with the SEC.

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

Ownership of beneficial interests in the global depositary receipts are limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global depositary receipts will be shown on, and the transfer of those ownership interests may be effected only through, records maintained by DTC or its nominee (with respect to participants) and the records of participants and indirect participants (with respect to other owners of beneficial interests in the global depositary receipts).
All interests in a global depositary receipt, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.
The laws of some states require that certain purchasers of securities take physical delivery of those securities in definitive form. These laws may impair the ability of holders to transfer beneficial interests in depositary receipts to certain purchasers. Because DTC can act only on behalf of the participants, which in turn act on behalf of the indirect participants, the ability of a person having beneficial interests in a global depositary receipt to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
So long as DTC or any successor depositary for a depositary receipt, or any nominee, is the registered holder of such depositary receipt, DTC or such successor depositary or nominee will be considered the sole owner or holder of the Depositary Shares represented by such depositary receipts for all purposes under the applicable indenture. Except as set forth below, owners of beneficial interests in a depositary receipt will not be entitled to have Depositary Shares represented by such depositary receipt registered in their names, will not receive or be entitled to receive physical delivery of Depositary Shares or depositary receipts in definitive form, and will not be considered the owners or holders thereof for any purpose under the applicable Deposit Agreement. Accordingly, each person owning a beneficial interest in a depositary receipt must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Deposit Agreement. We understand that, under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in the depositary receipts desires to give any consent or take any action under the applicable Deposit Agreement, DTC or any successor depositary would authorize the participants holding the relevant beneficial interests to give or take such action or consent, and such participants would authorize beneficial owners owning through such participants to give or take such action or consent or would otherwise act upon the instructions of beneficial owners owning through them.
Payment of dividends, if any, distributions upon liquidation or other distributions with respect to the Depositary Shares that are registered in the name of or held by DTC or any successor depositary or nominee will be payable to DTC or such successor depositary or nominee, as the case may be, in its capacity as registered holder of the global depositary receipts representing the Depositary Shares. Under the terms of each Deposit Agreement, the depositary will treat the persons in whose names the Depositary Shares, including the depositary receipts, are registered as the owners of such securities for the purpose of receiving payments and for all other purposes. Consequently, neither we, nor any depositary, nor any agent of us or any such depositary will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the depositary receipts, for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, or for any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.
We have been advised by DTC that its current practice, upon receipt of any payment of dividends, distributions upon liquidation or other distributions with respect to the depositary receipts, is to credit participants’ accounts with payments on the payment date, unless DTC has reason to believe it will not receive payments on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

relevant security as shown on the records of DTC. Payments by participants and indirect participants to owners of beneficial interests in the global depositary receipts held through such participants and indirect participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants or indirect participants, and will not be the responsibility of us, any depositary, nor any agent of us or of any such depositary. Neither we nor any such depositary or agent will be liable for any delay by DTC or by any participant or indirect participant in identifying the beneficial owners of the Depositary Shares, and we and any such depositary or agent may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we, nor any depositary, nor any agent of us or of any such depositary will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DESCRIPTION OF THE NOTES
The following description of our 1.650% Senior Notes due 2029 (the “2029 Notes” or “Notes”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the senior indenture between us and The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A. (as successor to Harris Trust and Savings Bank), as trustee (the “trustee”), dated as of November 1, 1996 (the “base indenture”), as supplemented and amended from time to time, and the Officers’ Certificate thereunder relating to the Notes, dated as of June 12, 2019 (collectively, the “indenture”). A copy of the base indenture has been filed with the SEC as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on November 13, 1996, and the Form of 2029 Note has been filed with the SEC as Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed on June 12, 2019. We encourage you to read such documents for additional information.
General

As of December 31, 2024, €500,000,000 in aggregate principal amount of the 2029 Notes was issued and outstanding. We may, without the consent of existing holders, increase the principal amount of the Notes by issuing more Notes in the future, on the same terms and conditions (other than any differences in the issue date, the price to the public and the first interest payment date) and with the same CUSIP, ISIN and/or any other identifying number (if appropriate), as the Notes described herein. We do not plan to inform existing holders if we reopen a series of Notes to issue and sell additional Notes in the future.
The 2029 Notes will mature on June 12, 2029. The 2029 Notes bear interest from June 12, 2019 at the annual rate of 1.650%. We will pay interest on the 2029 notes annually in arrears on each June 12. We made the first interest payment on the 2029 Notes on June 12, 2020.

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

We will pay interest to the person in whose name the Note is registered at the close of business on the fifteenth calendar day (whether or not a business day) immediately preceding the relevant interest payment date, except that we will pay interest payable at the maturity date of the Notes to the person or persons to whom principal is payable.
Interest on each series of Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on such notes to, but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. If any date on which interest is payable on a series of Notes is not a business day, the payment of the interest payable on that date will be made on the next day that is a business day, without any interest or other payment in respect of the delay, with the same force and effect as if made on the scheduled payment date. If the maturity date of a series of Notes falls on a day that is not a business day, the payment of interest and principal shall be made on the next succeeding business day, and no interest will accrue after such maturity date.
The Notes do not have the benefit of a sinking fund-that is, we will not deposit money on a regular basis into any separate custodial account to repay the notes.
As used herein, the term “business day” means, any day that is not a Saturday or Sunday (i) that is not a day on which banking institutions in New York, New York, Chicago, Illinois, McLean, Virginia or London, England are authorized or obligated by law to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or the TARGET2 system, or any successor thereto, operates.
Payment of Additional Amounts
We will, subject to the exceptions and limitations set forth below, pay to or on account of a beneficial owner of a Note who is a Non-U.S. Holder (as defined below) such additional amounts as are necessary to ensure that the net payment by us of the principal of and interest on such Note, after deduction or withholding for any present or future tax, assessment or other governmental charge imposed by or on behalf of the United States (or any political subdivision or taxing authority of the United States) on such payment, will not be less than the amount that would have been payable had no such deduction or withholding been required. However, we will not pay additional amounts for or on account of:
A.any such tax, assessment or other governmental charge which would not have been so imposed but for the existence of any present or former connection between the holder or beneficial owner of a Note (or between a fiduciary, settlor, person holding power over an estate or trust administered by a fiduciary holder, beneficiary, member, partner or shareholder of such person, if such person is an estate, a trust, a limited liability company, a partnership or a corporation) and the United States, including, without limitation, such person (or such fiduciary, settlor, person holding power over an estate or trust administered by a fiduciary holder, beneficiary, member, partner or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein or any other connection or relationship with the United States (other than a connection arising solely as a result of the ownership of the Notes or the exercise or enforcement of rights under the Notes); or (ii) the presentation of any such Note for payment on a date more than 15 calendar days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;
B.any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or any similar tax, assessment or governmental charge;
C.any tax, assessment or other governmental charge imposed by reason of the holder or beneficial owner’s past or present status as a personal holding company, controlled foreign corporation, passive foreign

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

investment company for U.S. federal income tax purposes or as a corporation which accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organization;
D.any tax, assessment or other governmental charge which is payable otherwise than by withholding by us or a paying agent from payments on or in respect of any Note;
E.any tax, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity, or the connections with the United States, of the holder or beneficial owner of such Note, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;
F.any tax, assessment or other governmental charge imposed pursuant to sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), or any amended or successor version of such sections, (“FATCA”), any regulations or other guidance thereunder, or any agreement (including any intergovernmental agreement) entered into in connection therewith or any law, regulation, rules, practices or other official guidance adopted in any jurisdiction implementing FATCA or an intergovernmental agreement in respect of FATCA;
G.any tax, assessment or other governmental charge imposed by reason of (i) being or having been a “10-percent shareholder” of the Company as defined in section 871(h)(3)(B) of the Code, (ii) a bank receiving interest described in section 881(c)(3)(A) of the Code or (iii) being or having been a controlled foreign corporation that is related to the Company within the meaning of section 864(d) of the Code;
H.any tax, assessment or other governmental charge required to be deducted or withheld by any paying agent if such payment can be made without such deduction or withholding by at least one other paying agent;
I.any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;
or any combination of two or more of items (a), (b), (c), (d), (e), (f), (g), (h) and (i), nor shall additional amounts be paid with respect to any payment on a Note to any holder or Non-U.S. Holder who is a fiduciary, limited liability company or partnership or other than the sole beneficial owner of such payment to the extent the beneficiary or settlor with respect to such fiduciary, member of such limited liability company, partner of such partnership or beneficial owner with respect to such holder would not have been entitled to the additional amounts had such beneficiary, settlor, member, partner or beneficial owner been the holder of the Note.
The term “Non-U.S. Holder” in this section means any beneficial owner of a Note that is not, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if such trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.
The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Notes. Except as specifically provided under this heading “Payment of Additional Amounts,” we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

Redemption for Tax Reasons
We may redeem either series of Notes prior to maturity in whole, but not in part, on not more than 60 days’ notice and not less than 10 days’ notice, at a redemption price equal to 100% of their principal amount plus any accrued interest and additional amounts to, but not including, the date fixed for redemption if we determine that, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein, or any income tax treaty, or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, or treaties, which change or amendment becomes effective on or after the date of issuance of such notes, we have or will become obligated to pay additional amounts with respect to such notes as described above under “Payment of Additional Amounts.”
If we exercise our option to redeem a series of Notes, we will deliver to the trustee a certificate signed by an authorized officer stating that we are entitled to redeem such Notes.
Other than as set forth above, the Notes are not subject to redemption prior to maturity. The Notes are not subject to repayment at the option of the holders at any time prior to maturity.
Issuance in Euros
All payments of interest and principal, including payments made upon any redemption of the Notes, will be payable in euros. If, on or after the date of issuance, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then member states of the European Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars on the basis of the most recently available market exchange rate for the euro. Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Notes or the indenture. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.
As used in this section, “market exchange rate” means the noon buying rate in The City of New York for cable transfers of euros as certified for customs purposes (or, if not so certified, as otherwise determined) by the United States Federal Reserve Board. Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them.
Denominations
The Notes were issued in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof.
Ranking
The indenture does not limit the amount of additional senior indebtedness that we or any of our subsidiaries may incur, including the issuance of additional debt securities under the base indenture ranking equally with the Notes, or significantly limit our operations. In particular, it does not:
●limit the amount of debt securities that we can issue under the base indenture;
●limit the number of series of debt securities that we can issue from time to time;

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

●limit or otherwise restrict the total amount of debt that we or our subsidiaries may incur or the amount of other securities that we may issue;
●require us or an acquiror to repurchase debt securities in the event of a “change in control;” or
●contain any covenant or other provision that is specifically intended to afford any holder of the debt securities any protection in the event of highly leveraged transactions or similar transactions involving us or our subsidiaries.
The Notes are our direct unsecured obligations and rank equally with all of our other unsecured unsubordinated indebtedness. Payments of the principal and interest on the Notes will rank equally with all of Capital One’s other unsecured and unsubordinated debt. Capital One’s senior indebtedness ranks pari passu with the Notes. The Notes are our exclusive obligations and not those of our subsidiaries. Since we are a holding company and substantially all of our operations are conducted through subsidiaries, our cash flow and consequently our ability to service debt, including the Notes, depend upon the earnings of our subsidiaries and the distribution of those earnings to us or upon other payments of funds by those subsidiaries to us. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the Notes or to provide us with funds for payments on the Notes, whether by dividends, distributions, loans or other payments. Our subsidiaries engaged in the banking or credit card business can only pay dividends if they are in compliance with applicable United States federal and state regulatory requirements. Our right to participate in any asset distribution of any of our subsidiaries, including CONA, on liquidation, reorganization or otherwise, will rank junior to the rights of all creditors of that subsidiaries, (except to the extent that we may ourselves be an unsubordinated creditor of that subsidiary). As a result, the rights of holders of the Notes to benefit from those distributions will also be junior to the rights of all creditors of our subsidiaries. Consequently, the Notes will be effectively subordinated to all liabilities of our subsidiary CONA, and are subject to claims by creditors for long-term and short-term debt obligations, including deposit liabilities, obligations for federal funds purchased and securities sold under repurchase agreements. There are also various legal limitations on the extent to which CONA may pay dividends or otherwise supply funds to us or our other affiliates.
Global Securities; Book-Entry Issue
Global Clearance and Settlement
The Notes are issued in the form of one or more global notes (each a “global note”) in fully registered form, without coupons, and were deposited on the closing date with, or on behalf of, a common depositary for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the global notes.
Except as set forth below, the global notes may be transferred, in whole and not in part, only to a common depositary for Euroclear or Clearstream or its nominee. Beneficial interests in the global notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold Notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.
Owners of beneficial interests in the global notes will not be entitled to have Notes registered in their names, and will not receive or be entitled to receive physical delivery of Notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the Notes under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in global notes.
Persons who are not Euroclear or Clearstream participants may beneficially own Notes held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream. So long as the common depositary for Euroclear and Clearstream is the registered owner of the global note, the common depositary for all purposes will be considered the sole holder of the Notes represented by the global note under the indenture and the global notes.
Euroclear and Clearstream may discontinue providing services with respect to the Notes at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the Notes are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through Euroclear and Clearstream (or any successor securities depository). In that event, certificates for the Notes will be printed and delivered to Euroclear and Clearstream.
So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the global notes, Euroclear, Clearstream or such nominee or common depositary, as the case may be, will be considered the sole owner or holder of the Notes represented by such Notes for all purposes under the indenture and the Notes. Payments of principal, interest and additional amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream or such nominee or common depositary, as the case may be, as registered holder thereof. None of us, the trustee, any underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
Distribution of principal and interest with respect to the global note will be credited in euros to the extent received by Euroclear or Clearstream from the trustee or the paying agent, as applicable, to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.
Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the global notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.
The holdings of book-entry interests in the global notes through Euroclear and Clearstream will be reflected in the book-entry accounts of each such institution. As necessary, the registrar will adjust the amounts of the global notes on the register for the accounts of the common depositary to reflect the amounts of Notes held through Euroclear and Clearstream, respectively.

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

The Trustee and Paying Agent
The Bank of New York Mellon Trust Company, N.A., formerly known as The Bank of New York Trust Company, N.A. (as successor to Harris Trust and Savings Bank) is the trustee with respect to the Notes. The trustee is one of a number of banks with which we and our subsidiaries maintain banking and trust relationships in the ordinary course of business. The Bank of New York Mellon, London Branch, is acting as paying agent with respect to the Notes.
Principal of, premium, if any, and interest on the Notes will be payable at the office of the paying agent or, at our option, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders; provided that all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear will be made in immediately available funds through the facilities of the common depositary. We may change the paying agent without prior notice to the holders, and we or any of our subsidiaries may act as paying agent.
Covenants
Under the base indenture, we agree to the following:
●Except as permitted as described in the section “Consolidation, Merger and Sale of Assets,” we will preserve and keep in full force and effect our corporate existence and the corporate existence of each of our significant subsidiaries (as defined below) and our rights (charter and statutory) and franchises and those of each of our significant subsidiaries. However, neither we nor any of our significant subsidiaries will be required to preserve any of these rights or franchises if we or the significant subsidiary, as the case may be, determine that the preservation of these rights or franchises is no longer desirable in the conduct of our or its business, as applicable, and that the loss of these rights or franchises is not disadvantageous in any material respect to the holders of our debt securities issued thereunder.
●The base indenture contains a covenant by us limiting our ability to dispose of the voting stock of a significant subsidiary. A “significant subsidiary” is any of our majority-owned subsidiaries the consolidated assets of which (as reflected on our consolidated balance sheet) constitute 20% or more of our consolidated assets. This covenant generally provides that, except as permitted as described under the section “Consolidation, Merger and Sale of Assets,” as long as any of the debt securities issued thereunder are outstanding:
●neither we nor any of our significant subsidiaries will sell, assign, transfer or otherwise dispose of the voting stock of a significant subsidiary or securities convertible into or options, warrants or rights to subscribe for or purchase such voting stock, and we will not permit a significant subsidiary to issue voting stock, or securities convertible into or options, warrants or rights to subscribe for or purchase such voting stock, in each case if, after giving effect to such transaction and to the issuance of the maximum number of shares of voting stock of the significant subsidiary issuable upon the exercise of all such convertibles securities, options, warrants or rights, such significant subsidiary would cease to be a controlled subsidiary (as defined below); and
●we will not permit a significant subsidiary to merge or consolidate with or into any corporation unless the survivor is us or is, or upon consummation of the merger or consolidation will become, a controlled subsidiary, or to lease, sell or transfer all or substantially all of its properties and assets except to us or a controlled subsidiary or a person that upon such lease, sale or transfer will become a controlled subsidiary.
A “controlled subsidiary” is a significant subsidiary at least 80% of the voting stock of which is owned by us and/or one or more of our controlled subsidiaries.

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

The limitations described above do not apply to certain transactions required by law, rule, regulation or governmental order (including as a condition to an acquisition of another entity by us) or to any sale or transfer of assets in a securitization transaction.
In addition, the base indenture contains a covenant by us limiting our ability to create liens on the voting stock of a significant subsidiary. This covenant generally provides that, as long as any of the debt securities issued thereunder are outstanding, neither we nor any of our subsidiaries will create, assume or incur any pledge, encumbrance or lien upon a significant subsidiary’s voting stock, or upon securities convertible into or options, warrants or rights to subscribe for or purchase, a significant subsidiary’s voting stock, directly or indirectly, to secure indebtedness for borrowed money, if, treating such pledge, encumbrance or lien as a transfer of the significant subsidiary’s voting stock or securities convertible into or options, warrants or rights to subscribe for or purchase the significant subsidiary’s voting stock to the secured party (in each case after giving effect to such transaction and to the issuance of the maximum number of shares of voting stock of the significant subsidiary issuable upon the exercise of all such convertible securities, options, warrants or rights), the significant subsidiary would not continue to be a controlled subsidiary, unless the debt securities issued thereunder are equally and ratably secured with any and all such indebtedness by this pledge, encumbrance or lien.
Consolidation, Merger and Sale of Assets
The base indenture generally permits a consolidation or merger between us and another corporation and the conveyance, transfer or lease by us of all or substantially all of our property or assets, in each case without the consent of the holders of any outstanding debt securities. However, the base indenture requires that:
●the successor or purchaser is a corporation organized under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes our obligations on the debt securities under the base indenture;
●immediately after giving effect to the transaction, no event which, after notice or lapse of time, would become an event of default, will have occurred and be continuing pursuant to the base indenture; and
●either we or the successor person has delivered to the trustee an officer’s certificate and an opinion of counsel stating the consolidation, merger, transfer or lease, as applicable, complied with these provisions and all conditions precedent of the base indenture.
The successor shall be substituted for us as if it had been an original party to the base indenture and the debt securities issued thereunder. Thereafter, the successor may exercise our rights and powers under the base indenture and the debt securities issued thereunder and, except in the case of a lease, we will be released from all of our obligations and covenants under those documents.
Events of Default
Events of default under the indenture with respect to the Notes of a series are:
1.failure to pay interest on the Notes of such series when due and continuance of that default for 30 days;
2.failure to pay the principal of the Notes of such series when due and payable;
3.failure to perform or the breach of any covenant or warranty in the indenture or the Notes of such series (other than a covenant or warranty included solely for the benefit of a series of debt securities other than the Notes of such series) that continues for 60 days after we are given written notice by the trustee or we and the trustee are given written notice by the holders of at least 25% in principal amount of the outstanding Notes of such series;
4.any event of default under any mortgage, indenture or other instrument securing or evidencing any indebtedness of us or any significant subsidiary for money borrowed, resulting in such indebtedness in

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

principal amount exceeding $10,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, if the acceleration is not rescinded or annulled within 30 days after written notice; or
5.certain events of bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.
If a default occurs with respect to any series of Notes, the trustee will give the holders of those Notes notice of the default as and to the extent provided by the Trust Indenture Act.
If an event of default with respect to any series of Notes occurs and continues, either the trustee or the holders of not less than 25% of the aggregate principal amount of the outstanding Notes of that series may declare the principal amount (or such lesser amount as may be provided for the Notes of such series) of all the Notes of that series to be due and payable immediately.
Any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained the majority holders may, under certain circumstances, void the declaration. “Majority holders” are the holders of a majority of the aggregate principal amount of outstanding Notes of that series.
The majority holders may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, for the Notes of that series. The trustee generally is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless those holders offer the trustee reasonable indemnity.
A holder does not have the right to institute a proceeding with respect to the indenture, for the appointment of a receiver or a trustee, or for any other remedy, unless:
●the holder has previously given written notice to the trustee of a continuing event of default;
●the holders of not less than 25% of the aggregate principal amount of the outstanding Notes of the applicable series have made a written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee under the indenture, and such holders have offered to the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;
●the trustee has failed to institute a proceeding within 60 days after receipt of such notice, request and offer of indemnity; and
●the trustee has not received an inconsistent direction from the majority holders within such 60-day period.
However, these limitations do not apply to a suit for the enforcement of payment or conversion rights instituted on or after the respective due dates of the Notes of the applicable series.
Waivers of Certain Covenants and Past Defaults
The holders of not less than a majority of the aggregate principal amount of the outstanding Notes of each series may, on behalf of all holders of that series, waive our compliance with certain restrictive provisions of the indenture. They also may waive any past default with respect to that series under the indenture, except (1) a default in the payment of principal of, premium, if any, interest on or any additional amount, or (2) a default in the performance of certain covenants which cannot be modified without the consent of all of the holders of the applicable series.
Amendments to the Indenture
Supplemental Indentures with Consent of Holders

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

We and the trustee may modify or amend the indenture with the consent of the holders of at least 66-2/3% in principal amount of each series of the debt securities affected by the modification or amendment. However, no modification or amendment may, without the consent of each holder affected by the modification or amendment:

●change the due date of the principal of, or any premium or installment of interest on, or any additional amounts with respect to any debt securities issued thereunder;
●reduce the principal amount of, or the rate of interest on, or any additional amounts or premium, if any, payable with respect to any debt security issued thereunder, or, except as otherwise permitted, change an obligation to pay additional amounts with respect to any debt security issued thereunder, or adversely affect the right of repayment at the option of any holder, if any;
●change the place of payment, the currency in which the principal of, any premium, if any, or interest on, or any additional amounts with respect to any debt security issued thereunder that are payable or impair the right to institute suit for the enforcement of any such payment on or after the due date thereof (or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of the holder, on or after the date for repayment);
●reduce the percentage in principal amount of outstanding debt securities of any series issued thereunder the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences) under the indenture or reduce requirements for quorum or voting; or
●modify any of the provisions in the indenture provisions described above under “Waivers of Certain Covenants and Past Defaults” and in this section “Amendments to the Indentures-Supplemental Indentures with Consent of Holders,” except to increase any percentage in principal amount of outstanding debt securities of any series issued thereunder the consent of whose holders is required for a supplemental indenture or waiver, or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holders of each outstanding Note affected thereby.
Supplemental Indentures without Consent of Holders
We and the trustee may modify and amend the indenture without the consent of any holder for any of the following purposes:

●to evidence the succession of another person to us, and the assumption by the successor of our covenants in the indenture and in the debt securities issued thereunder;
●to add to our covenants for the benefit of the holders of all or any series of debt securities issued thereunder or to surrender any right or power conferred upon us in the indenture;
●to evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any provisions of the indenture as necessary to provide for or facilitate the administration of the trusts under the indenture by the trustee;
●to cure any ambiguity or to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision of the indenture, or to make any other provisions with respect to matters or questions arising under the indenture which do not adversely affect the interests of the holders of any debt security issued thereunder or related coupons in any material respect;
●to modify the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities issued thereunder;
●to add additional events of default with respect to all or any series of debt securities issued thereunder;
●to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate the defeasance and discharge of any series of debt securities issued thereunder, provided the action does not

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

adversely affect the interests of the holders of any debt securities of that series or related coupons or any other debt securities issued thereunder or related coupons in any material respect;
●to secure the debt securities issued thereunder; and
●to amend or supplement any provision of the indenture or any supplemental indenture, provided that the amendment or supplement does not materially adversely affect the interests of the holders of outstanding debt securities issued thereunder.
Legal Defeasance and Covenant Defeasance
We may at any time elect to defease and will be deemed to have paid and discharged our obligations on the Notes if:
●no event of default has occurred and is continuing, or would occur upon the giving of notice or lapse of time, at the time of the satisfaction and discharge;
●either (1) we have irrevocably deposited with the trustee sufficient cash or government securities to pay when due all the principal of, premium, if any, interest on and additional amounts, if any, with respect to the applicable Notes, through the stated maturity or redemption date of the applicable Notes (or, in the case of Notes which have become due and payable, through the date of such deposit), or (2) we have properly fulfilled such other means of satisfaction and discharge as is provided in or pursuant to the indenture;
●we have paid all other sums payable under the indenture with respect to the applicable Notes and any related coupons;
●we have delivered to the trustee a certificate of our independent public accountants certifying as to the sufficiency of the amounts deposited by us, and an officers’ certificate and opinion of counsel as required by the indenture; and
●we have delivered to the trustee an opinion of counsel to the effect that the holders will have no federal income tax consequences as a result of the deposit or termination and an opinion of counsel that the applicable debt securities will not be delisted from the New York Stock Exchange.
In the case of a defeasance, the holders of the applicable Notes of the series will not be entitled to the benefits of the indenture, except for the registration of transfer or exchange and the replacement of stolen, lost or mutilated applicable Notes and the requirements regarding the maintenance of an office or agency where the applicable Notes can be surrendered for payment or registration of transfer or exchange and the right of the holders of the applicable Notes to receive from the deposited funds payment of the principal of, premium, if any, interest on, and any additional amounts, if any, with respect to the applicable Notes when due.
Determining the Outstanding Debt Securities
Unless otherwise provided in or pursuant to the indenture, we will consider the following factors in determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture or are present at a meeting of holders of debt securities for quorum purposes:
●in the case of any debt security that by its terms provides for declaration of a principal amount less than the principal face amount of the debt security to be due and payable upon acceleration, the principal amount that will be deemed to be outstanding will be the principal amount that would be declared to be due and payable upon a declaration of acceleration thereof at the time of such determination;
●in the case of any indexed security, the principal amount that will be deemed to be outstanding will be the principal face amount of the indexed security at original issuance;
●in the case of any debt security denominated in one or more foreign currency units, the principal amount that will be deemed to be outstanding will be the U.S. dollar equivalent based on the applicable exchange rate or rates at the time of sale; and

_MICRODOT [{'title': 'Data Security Classification', 'text': 'Confidential'}, {'title': 'doc_id', 'text': '184t2guUexeQl5ivEL4AfdsYrPKqmExRCralKnqIxdFE'}]_END

●any debt securities owned by us or any other obligor upon the debt securities or any of our or such other obligor’s affiliates, will be disregarded and deemed not to be outstanding.
Listing of the Notes
The Notes are listed on the New York Stock Exchange under the following symbol:
2029 Notes: “COF29”
Governing Law
The indenture is governed by, and construed in accordance with, the laws of the State of New York.